Investor Relations Contact: Lori Owen Xilinx, Inc. (408) 879-6911 ir@xilinx.com	Exhibit 99.1

XILINX ANNOUNCES SECOND QUARTER FISCAL 2008 RESULTS

SAN JOSE, CA, OCTOBER 18, 2007 -- Xilinx, Inc. (Nasdaq: XLNX) today announced net revenues of $444.9 million in the second quarter of fiscal 2008, flat sequentially with the prior quarter and down 5% compared to the same quarter a year ago. Second quarter net income was $89.7 million, or $0.30 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.12 per outstanding share of common stock, payable on December 5, 2007 to all stockholders of record at the close of business on November 14, 2007.

Additional second quarter comparisons are represented in the chart below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q2 FY 2008	Q1 FY 2008	Q2 FY 2007	Q-T-Q	Y-T-Y
Net revenues	$444.9	$445.9	$467.2	0%	-5%
Operating income	$94.4	$97.5	$93.2	-3%	1%
Net income	$89.7	$84.3	$93.0	6%	-4%
Diluted earnings per share	$0.30	$0.28	$0.27	7%	11%

In spite of flat overall sales growth, sales from Asia Pacific reached record levels. Sales from Asia Pacific represented 30% of sales in the September quarter, up from 25% in the same quarter of the prior year and up from 13% in the same quarter five years ago. This growth is due to a combination of broad-based PLD adoption by customers within the region as well as the continuing trend by US and European companies to outsource manufacturing operations to the Asia Pacific region. Within Asia Pacific, sales from China and Korea recorded the strongest growth on a year-over-year basis driven primarily by increased activities in communications and consumer applications.

“I am pleased with our reduction in inventories as well as our continued operating expense control,” said Wim Roelandts, Xilinx chief executive officer. “Combined inventory at Xilinx and distribution decreased by nine days to 92 days in the September quarter. This is lower than we had anticipated entering the quarter and the lowest level in nearly four years. Additionally, operating expenses were lower than forecast.”

Business Review – September Quarter Fiscal 2008

  Total inventory days at Xilinx and distribution were 92 days, down from 101 days last quarter.
  Accounts receivable days sales outstanding were 48, up from 43 in the prior quarter.
  Capital expenditures and depreciation were $13 million and $14 million, respectively.

Net Revenues by Geography:
	Percentages			Growth Rates
	Q2	Q1	Q2
	FY 2008	FY 2008	FY 2007	Q-T-Q	Y-T-Y
North America	38%	39%	40%	-2%	-9%
Asia Pacific	30%	29%	25%	3%	14%
Europe	22%	22%	23%	-2%	-9%
Japan	10%	10%	12%	2%	-19%

Net Revenues by End Market:
	Percentages			Growth Rates
	Q2	Q1	Q2
	FY 2008	FY 2008	FY 2007	Q-T-Q	Y-T-Y
Communications	45%	45%	45%	1%	-6%
Industrial & Other	30%	32%	29%	-5%	0%
Consumer & Automotive	17%	15%	16%	8%	1%
Data Processing	8%	8%	10%	-1%	-24%

Net Revenues by Product*:
	Percentages			Growth Rates
	Q2	Q1	Q2
	FY 2008	FY 2008	FY 2007	Q-T-Q	Y-T-Y
New	30%	28%	22%	6%	29%
Mainstream	49%	50%	54%	-1%	-14%
Base	15%	16%	18%	-10%	-20%
Support	6%	6%	6%	4%	-2%

*Products are classified as follows:

New Products: Virtex™-5, Virtex-4, Spartan™-3, and CoolRunner™- II products
Mainstream Products: Virtex-II, Spartan-II, CoolRunner and Virtex-E products
Base Products: Virtex, Spartan, XC4000 and XC9500 products
Support Products: Configuration solutions, HardWire, Software & Support/Services

Highlights –September Quarter Fiscal 2008:

  For the second consecutive quarter, Xilinx experienced strong sales from the domain optimized Virtex-4 FX family, which includes embedded transceiver and processing functionality. Sales from this family increased 170% in the second quarter versus the same quarter a year ago representing over 30% of the overall Virtex-4 family, up from 15% in the same quarter last year.

  Xilinx demonstrated its commitment to serving the high growth Asia Pacific market at the recent opening ceremonies for its new regional headquarters in Singapore. The headquarters provides infrastructure and support for all of Xilinx's activities in the region and includes facilities for research and development, marketing, manufacturing and testing, logistics warehousing and regional business operations. Xilinx is currently the largest PLD vendor in Asia Pacific, with 48% market segment share in CY2006.

  Xilinx received the Cisco Excellence in Delivery and Flexibility supplier appreciation award during the quarter. Xilinx was among an exclusive group of suppliers honored at Cisco’s recent 16th annual supplier appreciation day and received the award based on its support of Cisco’s flexibility and lead-time requirements.

          Business Outlook – December Quarter Fiscal 2008

  Revenues are expected to be up 2% to 6% sequentially.
  Gross margin is expected to be between 62% and 63%.
  Operating expenses are expected to be approximately flat sequentially.
  Other income including interest expense is expected to be approximately $12 million.
  Tax rate is expected to be approximately 21%.
  Fully diluted share count is expected to be approximately 297 million shares.
Business Update – December Quarter Fiscal 2008

The Company expects to issue a third quarter business update press release after the market closes on Wednesday, December 5, 2007. Financial guidance to the investment community will be limited to the points mentioned in the business update document. Please sign up for a push email alert, which is available from our investor relations web site at http://www.investor.xilinx.com.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “may,” “will,” “could,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Sept. 29,	Sept. 30,	June 30,	Sept. 29,	Sept. 30,
	2007	2006	2007	2007	2006
Net revenues	$444,894	$467,180	$445,912	$890,806	$948,542
Cost of revenues	170,122	180,580	168,478	338,600	372,639
Gross margin	274,772	286,600	277,434	552,206	575,903
Operating expenses:
Research and development	88,294	95,951	87,870	176,164	193,533
Selling, general and administrative	90,204	95,462	90,199	180,403	189,880
Amortization of acquisition-related intangibles	1,897	2,031	1,897	3,794	4,062
Stock-based compensation related to prior years	–	–	–	–	2,209
Total operating expenses	180,395	193,444	179,966	360,361	389,684

Operating income	94,377	93,156	97,468	191,845	186,219
Impairment loss on investments	–	–	–	–	(437)
Interest and other, net	19,504	26,132	13,533	33,037	40,973
Income before income taxes	113,881	119,288	111,001	224,882	226,755
Provision for income taxes	24,183	26,242	26,723	50,906	51,218
Net income	$89,698	$93,046	$84,278	$173,976	$175,537

Net income per common share:
Basic	$0.30	$0.27	$0.28	$0.58	$0.52
Diluted	$0.30	$0.27	$0.28	$0.57	$0.51
Cash dividends declared per common share	$0.12	$0.09	$0.12	$0.24	$0.18
Shares used in per share calculations:
Basic	298,008	339,431	297,720	297,863	340,845
Diluted	302,226	343,192	303,198	302,604	346,734

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept. 29,	March 31,
	2007	2007
	(Unaudited)	(1)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$1,221,288	$1,137,915
Accounts receivable, net	236,600	182,295
Inventories	128,954	174,572
Deferred tax assets and other current assets	185,296	205,320
Total current assets	1,772,138	1,700,102
Net property, plant and equipment	414,827	413,036
Long-term investments	687,358	675,713
Investment in United Microelectronics Corporation	67,070	67,050
Other assets	327,065	323,454
Total Assets	$3,268,458	$3,179,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$193,661	$214,317
Deferred income on shipments to distributors	101,943	89,052
Total current liabilities	295,604	303,369
Convertible debentures	999,119	999,597
Deferred tax liabilities	90,175	102,329
Other long-term liabilities	41,504	1,320
Stockholders' equity	1,842,056	1,772,740
Total Liabilities and Stockholders' Equity	$3,268,458	$3,179,355

(1) Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	Sept. 29,	Sept. 30,	June 30,	Sept. 29,	Sept. 30,
	2007	2006	2007	2007	2006
SELECTED CASH FLOW INFORMATION:
Depreciation	$14,380	$12,825	$12,446	$26,826	$25,509
Amortization	4,604	4,467	4,605	9,209	8,953
Stock-based compensation	15,753	21,906	16,521	32,274	48,714
Net cash provided by operating activities	145,066	119,497	126,324	271,390	272,762
Purchases of property, plant and equipment	(13,019)	(14,031)	(15,599)	(28,618)	(26,989)
Payment of dividends to stockholders	(35,683)	(30,331)	(35,718)	(71,401)	(61,161)
Repurchases of common stock	(150,000)	(125,000)	-	(150,000)	(250,000)
Proceeds from issuance of common
stock to employees and excess tax benefit	30,738	31,137	48,046	78,784	68,699

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,677	$2,426	$2,171	$3,848	$6,068
Research and development	7,247	9,810	7,301	14,548	22,174
Selling, general and administrative	6,829	9,670	7,048	13,877	20,472